Exhibit 10.35

THE PBSJ CORPORATION

2008 EMPLOYEE PAYROLL STOCK PURCHASE PLAN

1. Purpose. The Company hereby establishes The PBSJ Corporation 2008 Employee Payroll Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide an opportunity to eligible employees of the Company and any Designated Subsidiary to purchase shares of Class A common stock through payroll deductions. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (as defined below). Accordingly, the provisions of the Plan shall be administered, interpreted, and construed in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a) “Applicable Percentage” means 90%, which may be adjusted by the Committee as provided in Section 9.

(b) “Agent” means the agent for the Plan and shall either be the Company or its designee.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the committee appointed by the Board to administer, interpret, and construe the Plan. In the event no Committee is appointed, the Board shall act as the Committee.

(f) “Company” means THE PBSJ CORPORATION, a Florida corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary, overtime, and other wage paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) commission or bonus; (ii) any amount contributed by the Company or a Designated Subsidiary to any employee pension benefit plan; (iii) any automobile or relocation allowance (or reimbursement for any such expense); (iv) any amount paid as a recruitment or retention bonus or finder’s fee; (v) any amount realized from the exercise of any stock option or stock incentive award; (vi) any amount paid by the Company or a Designated Subsidiary for other fringe benefit, such as health and welfare, perquisite, or paid in lieu of such benefit; or (vii) other similar form of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence, agreed to in writing by the Company or a Designated Subsidiary that employs the Employee, provided the period of such leave does not exceed 90 days or the Employee’s reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiary” means any Subsidiary of the Company designated by the Board from time to time, in its sole discretion, as eligible to participate in the Plan.

(j) “Employee” means any person, including a corporate officer, whose customary employment with the Company or a Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year.

(k) “Exercise Date” means the last business day of the applicable Stock Window.

(l) “Exercise Price” means the price per Share offered in a given Offering Period determined as provided in Section 9.

(m) “Fair Market Value” means, with respect to a Share, the Fair Market Value of a Share as of the end of the most recently completed fiscal year determined in accordance with the Company’s Bylaws, as amended from time to time.

(n) “Offering Date” means the first business day of each Offering Period.

(o) “Offering Period” means (i) with respect to the first Offering Period, the period beginning on the first business day following the end of the Stock Window in 2008 and ending on the last business day of the Stock Window in 2009, and (ii) with respect to each Offering Period thereafter the period beginning on the first business day following the prior Exercise Date and ending on the last business day of the next succeeding Stock Window, subject to adjustment as provided in Section 4.

(p) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 of the Plan.

(q) “Plan” shall mean The PBSJ Corporation Employee Payroll Stock Purchase Plan.

(r) “Plan Contributions” means, with respect to each Participant, the payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant, as provided in Section 6 of the Plan, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(s) “Share” means the Company’s Class A common stock, par value $0.00067 per share.

(t) “Start Date”“ means a date during an Offering Period that is after the Offering Date and prior to the start of the Stock Window on which a participant begins participation in the plan, provided that each Start Date must be at the beginning of a regular pay period under the Company’s payroll practices.

(t) “Stock Window” means the time period, set by the Board at least annually, during which eligible employees can exercise their stock ownership rights pursuant to the Company’s Employee Stock Ownership and Direct Purchase Plan.

(u) “Subsidiary” shall mean a corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

3. Eligibility.

(a) Subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code, any Employee shall be eligible to become a Participant as of the Offering Date of or other Start Date during a given Offering Period only if such Employee (i) has completed at least three (3) months of employment with the Company or any Designated Subsidiary and (ii) is an Employee as of such date.

(b) Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted a purchase right under the Plan if (i) immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding purchase rights for stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary, or (ii) for each calendar year in which such purchase right is outstanding at any time, such Participant’s rights to purchase stock under all “employee stock purchase plans” of the Company or Subsidiary intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such purchase right is granted).

4. Offering Periods. The Plan shall be implemented by a series of consecutive Offering Periods. The first Offering Period shall commence on the first business day following the end of the 2008 Stock Window; provided, however, that the first Offering Period shall not commence until the Plan has been approved by the Company’s shareholders. The first Offering Period may be less than twelve (12) months in duration and may commence on the first business day after such approval. The second Offering Period shall commence on the first business day following the first Exercise Date, and succeeding Offering Periods shall commence on the first business day following the prior Exercise Date in each succeeding calendar year (or at such other time or times as may be determined by the Committee). The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least thirty (30) days prior to the scheduled beginning of the first Offering Period to be affected.

5. Election to Participate.

(a) An eligible Employee may elect to participate in the Plan commencing on any Offering Date or other Start Date by (i) completing an enrollment agreement on the form provided by the Committee, and (ii) filing the enrollment agreement with the Company on or prior to such Offering Date or other Start Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given Offering Period. An enrollment agreement received for a participant who has withdrawn during the current Offering Period in accordance with Section 11 will be effective on the next Offering Date. The committee may prescribe or permit electronic enrollment procedures. The enrollment agreement shall set forth the percentage of the Participant’s Compensation that is to be withheld by payroll deduction pursuant to the Plan.

(b) Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll following the Offering Date or other Start Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll in the Offering Period, unless sooner terminated by the Participant as provided in Section 11.

(c) Unless a Participant elects otherwise prior to the Exercise Date of an Offering Period, such Participant shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period, (ii) an Offering Date as of the first day of such Offering Period, and (iii) authorized the same payroll deduction for such immediately succeeding Offering Period which was in effect immediately prior to the commencement of such succeeding Offering Period.

6. Participant Contributions.

(a) Except as otherwise authorized by the Committee pursuant to Section 6(c) below, all Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than one percent (1%) and not more than ten percent (10%) of the Participant’s Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)). The amount of payroll deductions shall be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation.

(b) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, no Participant may purchase under the Plan during any calendar year more than the number of Shares equal to $25,000 multiplied by the Applicable Percentage. To ensure that a Participant does not exceed this amount, a Participant’s payroll deductions may be decreased to 0% at such time during any Offering Period in which the aggregate of all payroll deductions accumulated are equal to $25,000 multiplied by the Applicable Percentage for such Offering Period. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the following Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

(c) All Plan Contributions made for a Participant shall be deposited in the Company’s general corporate account and shall be credited to the Participant’s account under the Plan. The Company shall not be required to segregate or set apart such Plan Contributions. No interest shall accrue or be credited with respect to a Participant’s Plan Contributions.

7. Stock Purchase Accounts.

(a) The Committee shall prescribe or authorize a notational, bookkeeping entry or electronic recording of share ownership. Any amount remaining to the credit of a Participant’s account after the purchase of shares by such Participant on an Exercise Date, or which is insufficient to purchase a full Share, shall be carried over to the next Exercise Period if the Participant continues to participate in the Plan or, if the Participant does not continue to participate, the amount shall be returned to the Participant.

(b) Amounts credited to Participant’s account may not be assigned, transferred, pledged, hypothecated, or otherwise disposed of in any way by a participating employee other than by will or by the laws of descent and distribution, and any attempt to do so shall be null and void and without effect.

(c) No interest will be paid on amounts credited to a Participant’s account, unless required by applicable law.

8. Grant of Purchase Right. On the Offering Date (or with respect to a Participant with a later Start Date, such Start Date), subject to the limitations set forth in Sections 3(b) and 12(a), each Participant shall be granted a right to purchase on the following Exercise Date during such Offering Period (at the Exercise Price determined as provided in Section 9 below) a number of Shares determined by dividing (i) such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by (ii) the product of Applicable Percentage multiplied by the Fair Market Value of a Share on such Exercise Date; provided, that the maximum number of shares an Employee may purchase during any Exercise Period shall be 1,000 shares.

9. Exercise Price. Unless otherwise determined by the Board, the Exercise Price per Share offered to each Participant in a given Offering Period shall be the Applicable Percentage multiplied by the Fair Market Value of a Share on the Exercise Date. The Applicable Percentage with respect to each Offering Period shall be 90%, unless and until such Applicable Percentage is increased or decreased by the Committee, in its sole discretion, provided that any such increase in the Applicable Percentage with respect to a given Offering Period must be established not less than thirty (30) days prior to the Offering Date thereof.

10. Exercise of Purchase Rights.

(a) Unless the Participant withdraws from the Plan as provided in Section 11 or to the extent that the limitation of Section 423(b)(8) of the Code would otherwise be violated, the Participant’s purchase right for shares will be exercised automatically on each Exercise Date and shares will be issued by the Company from the remaining balance of those shares reserved for issuance under Section 12(a) of the Plan. The maximum number of full shares subject to such purchase right shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited the Participant’s account under the Plan.

(b) Each Participant shall have all rights and privileges of a shareholder with respect to the shares purchased for the Participant’s account, subject to the provisions of Section 5 and 12(d) of the Plan.

(c) During a Participant’s lifetime, a Participant’s purchase right for shares hereunder is exercisable only by the Participant.

11. Withdrawal; Suspension of Participation, Termination of Employment.

(a) A Participant may withdraw from the Plan at any time by giving written notice to the Company; provided that any withdrawal received on or after the first day of a Stock Window will not be effective until the following Offering Period. All of the Plan Contributions credited to the Participant’s account and not yet invested in Shares will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, the Participant’s purchase right for shares pursuant to the Plan automatically will be terminated, and no further payroll deductions for the purchase of shares will be made for the Participant’s account. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Offering Period in accordance with Section 5(a). Withdrawal under this section will not affect any Shares previously purchased under the Plan.

(b) Upon termination of the Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Shares will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 14, and the Participant’s purchase right for shares under the Plan will automatically terminate.

(c) A Participant’s withdrawal from an Offering Period will not have any effect upon the Participant’s eligibility to participate in succeeding Offering Periods or in any similar plan which may hereafter be adopted by the Company.

(d) By giving written notice to the Company, a Participant may suspend contributions under Section 6 of the Plan at any time prior to the first day of a Stock Window. Amounts previously contributed shall remain in the Participants account and be exercised in accordance with Section 12, unless the participant subsequently withdraws or is deemed to withdraw. Payroll deductions will not resume on behalf of a Participant who has suspended contributions unless such Participant enrolls in a subsequent Offering Period in accordance with Section 5(a).

12. Stock Subject to the Plan.

(a) The maximum number of shares of the Company’s Shares that shall be made available for sale under the Plan shall be five hundred thousand (500,000) shares, subject to adjustment as provided in Section 17. Shares subject to the Plan may be newly issued shares or shares reacquired by the Company. The Shares purchased by the Agent for the Participant’s account under the Plan shall be subject to the terms, conditions, and restrictions set forth in the Bylaws of the Company, as amended from time to time, including:

(i) restrictions that grant the Company and then the Trust under the PBSJ Employee Profit Sharing and Stock Ownership Plan, the right to repurchase shares upon termination of the shareholder’s affiliation with the Company;

(ii) restrictions that grant the Company and then the Trust and then the remaining shareholders a right of first refusal if the shareholder wishes to sell shares and

(iii) restrictions that define the “fair market value” to be applied in purchases and sales of shares

(b) If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased shall again become available for purchase unless the Plan has since been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(c) A Participant will have no interest or voting right in shares covered by his purchase right or in any dividends declared by the Company with regard to such Shares until such purchase right has been exercised.

(d) A Participant may not, during his or her lifetime, transfer or otherwise dispose of any Shares purchased pursuant to the Plan until the next Stock Window, unless otherwise redeemed by the Company in accordance with the Company’s Bylaws.

(e) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant.

13. Administration.

(a) The Plan shall be administered by the Committee.

(b) The Committee shall have full and exclusive discretionary authority to construe, interpret, and apply the terms of the Plan, to determine eligibility, and to prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee shall make all other determinations necessary or advisable for the administration of the Plan. The Committee shall adjudicate all disputed claims filed under the Plan, and the administration, interpretation, or application of the Plan by the Committee shall be final, conclusive, and binding upon all persons. In no event shall a Committee determination with respect to a particular employee or provision of the Plan be binding with respect to any other employee (even if similarly situated) nor with respect to any future determination regarding the same or other provisions of the Plan. Members of the Committee and the Board, and any officer or employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

(c) A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all of the members, shall be considered an act of the Committee.

14. Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who shall receive cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death either prior to exercise or subsequent to an Exercise Date on which the Participant’s purchase right hereunder is exercised but prior to delivery to the Participant of the cash and any shares subject to such exercise; provided that any such shares shall be redeemed by the Company in accordance with the provisions of the Bylaws and the proceeds of such redemption shall be for the benefit of the beneficiary.

(b) A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such cash and/or redemption proceeds to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such cash and/or redemption proceeds to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any purchase right or receive Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

16. Participant Accounts. Individual accounts will be maintained for each Participant in the Plan to account for the balance of his or her Plan Contributions and purchase rights issued and shares purchased under the Plan. Statements of account will be given to Participants no less frequently than annually in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any. The Committee may also provide that the statements be maintained and accessible electronically.

17. Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a) If the outstanding Shares are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share exercise price thereof, which may be issued in the aggregate and to any Participant upon exercise of purchase rights granted under the Plan.

(b) In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each purchase right under the Plan shall be assumed or an equivalent purchase right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s purchase right has been changed to the New Exercise Date and that such Participant’s purchase right will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11. For purposes of this Section 17(b), a purchase right granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the purchase right confers the right to purchase, for each share of stock subject to the purchase right immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Shares for each Share held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the purchase right to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Shares in the Sale Transaction.

(c) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 17.

18. Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any Participant, and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for “employee stock purchase plans” as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Section 423 of the Code or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

19. Termination of the Plan.

The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(a) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(b) such date as is determined by the Board in its discretion; or

(c) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 19(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Effective Date. Subject to adoption of the Plan by the Board, the Plan shall become effective on the first Offering Date. The Board shall submit the Plan to the shareholders of the Company for approval within twelve months after the date the Plan is adopted by the Board. If such shareholder approval is not obtained, the Plan and all rights of Participants under the Plan shall be null and void and shall have no effect.

22. Conditions Upon Issuance of Shares.

(a) The Plan, the grant and exercise of rights to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of purchase rights to purchase shares shall be subject to compliance with all applicable federal, state, and foreign laws, rules, and regulations.

(b) The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Shares acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Shares to such Participant.

23. Withholding. The Company or Designated Subsidiary shall be entitled to make appropriate arrangements to comply with any withholding requirements imposed by federal, state, or local law with respect to the purchase or disposition of shares of Shares under the Plan including, without limitation, payroll withholding or withholding from proceeds of a disposition of shares of Shares acquired under the Plan.

24. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company.

25. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

26. Applicable Law. The laws of the State of Florida shall govern all matter relating to this Plan except to the extent (if any) superseded by the laws of the United States.